Robert C. Shrosbree
Assistant General Counsel

March 24, 2005

Barclays Capital Inc.
J.P. Morgan Securities Inc.
Merrill Lynch, Pierce, Fenner & Smith

Incorporated

BNP Paribas Securities Corp.
Daiwa Securities SMBC Europe Limited
Wedbush Morgan Securities Inc.

c/o Barclays Capital Inc.
200 Park Avenue
New York, New York 10166

c/o J.P. Morgan Securities Inc.
270 Park Avenue
New York, New York 10017

c/o Merrill Lynch, Pierce, Fenner & Smith

Incorporated

4 World Financial Center
New York, New York 10080

Re:	Consumers Energy Company $300,000,000 5.65% First Mortgage Bonds due 2020

Ladies and Gentlemen:

I address this opinion to you as the Underwriters pursuant to the Underwriting Agreement dated March 21, 2005 (the “Underwriting Agreement”) between you and Consumers Energy Company, a Michigan corporation (the “Company”) and a wholly owned indirect subsidiary of CMS Energy Corporation, a Michigan corporation (“CMS Energy”). I am the Assistant General Counsel of CMS Energy and have acted as Special Counsel to the Company with respect to the issuance and sale of $300,000,000 aggregate principal amount of the Company’s 5.65% First Mortgage Bonds due 2020 (the “Bonds”) issued under the Indenture dated as of September 1, 1945 between the Company and JPMorgan Chase Bank, N.A., as Trustee (the “Trustee”), as amended by certain supplemental indentures thereto including the 100th Supplemental Indenture dated as of March 24, 2005 relating to the Bonds (such Indenture as so amended and supplemented is hereinafter referred to as the “Indenture”). Capitalized terms not defined herein have the meanings specified in the Underwriting Agreement.

In rendering the opinions expressed below, I or attorneys acting under my supervision have examined originals, or copies of originals certified to my satisfaction, of such agreements, documents, certificates and other statements of governmental officials and corporate officers and such other papers and evidence as we have deemed relevant and necessary as a basis for such opinions. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to me for examination. I have further assumed without investigation that each document submitted to me for review and relied upon for this opinion is accurate and complete as of the date given to the date hereof. I have also relied upon representations and warranties as to factual matters contained in and made pursuant to the Underwriting Agreement.

Whenever the opinion herein with respect to the existence or absence of facts is indicated to be based on my knowledge, it is intended to signify that, during the course of my representation of the Company or that of the attorneys acting under my direct supervision who have an active involvement in the transactions contemplated by the Underwriting Agreement, no information has come to my attention which would give me actual knowledge of the existence or absence of such facts contrary to such opinion or statement.

Pursuant to the requirements of Section 8(b)(iii) of the Underwriting Agreement, this will advise you that in the opinion of the undersigned:

1.	The Company is a duly organized, validly existing corporation in good standing under the laws of the State of Michigan.

2.	All legally required corporate proceedings in connection with the authorization, issuance and validity of the Bonds and the sale of the Bonds by the Company in accordance with the Underwriting Agreement have been taken and an appropriate order has been entered by the Federal Energy Regulatory Commission under the Federal Power Act authority for the issuance and sale of the Bonds and such order is in full force and effect; and no other approval, authorization, consent or other order of any governmental regulatory body is required with respect to the issuance and sale of the Bonds (other than in connection with or in compliance with the provisions of the securities or blue sky laws of any state, as to which I express no opinion).

3.	The statements made in the Prospectus under the captions “Description of Securities”, “Description of the Bonds”, “Plan of Distribution” and “Underwriting” constitute summaries of legal matters or documents referred to therein and are accurate in all material respects; and the Indenture and the Bonds conform as to legal matters to the descriptions thereof and to the statements in regard thereto contained in such section of the Prospectus.

4.	The Registration Statement was declared effective by the Commission; the Registration Statement, at the date it was declared effective by the Commission and at the date of the most recent amendment to the Registration Statement, and the Prospectus, at the time it was filed with the Commission pursuant to Rule 424 under the Act, and each document incorporated in the Prospectus as such document was originally filed pursuant to the Exchange Act (except for (i) the financial statements and schedules contained or incorporated by reference therein (including the notes thereto and the auditors’ reports thereon) and (ii) the other financial information contained or incorporated by reference therein, as to which I express no opinion), complied as to form when so filed in all material respects with the Exchange Act and the applicable rules and regulations of the Commission thereunder; and the Registration Statement has become, and at the Closing Date is, effective under the Act and, to the best of my knowledge after due inquiry, no proceedings for a stop order with respect thereto are threatened or pending under the Act.

5.	The Underwriting Agreement has been duly authorized, executed and delivered by the Company.

6.	The Indenture has been duly authorized, executed and delivered by the Company and, assuming due authorization, execution and delivery of the Indenture by the Trustee, will be a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

7.	The Indenture complies as to form in all material respects with the requirements of the TIA and the rules and regulations of the Commission applicable to an indenture that is qualified thereunder. The Indenture is qualified under the TIA, and no proceedings to suspend such qualification have been instituted or, to my knowledge, threatened by the Commission.

8.	The Bonds are in the form contemplated by the Indenture, have been duly authorized, executed and delivered by the Company and, assuming the due authentication thereof by the Trustee and upon payment and delivery in accordance with the Underwriting Agreement, will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity); the Bonds are entitled to the security afforded by the Indenture equally and ratably with all securities presently outstanding thereunder, and no stamp taxes in respect of the original issue thereof are payable.

9.	The Company has good and marketable title to all its important properties described in the Prospectus and to substantially all other real estate and property specifically described in the Indenture as subject to the lien thereof except (a) that released or retired in accordance with the provisions of the Indenture, (b) leased offices, garages and service buildings, (c) leased nuclear fuel, (d) certain electric substations and gas regulator stations and other facilities erected on sites under leases, easements, permits or contractual arrangements, (e) certain pollution control facilities, which are subject to security interests granted to various municipalities and economic development corporations under installment sales contracts, (f) as to electric and gas transmission and distribution lines, many of such properties are constructed on rights-of-way by virtue of franchises or pursuant to easements only, and (g) as to certain gas storage fields, the Company’s interest in certain of the gas rights and rights of storage and other rights incidental thereto are in the nature of an easement or leasehold interest only; the Indenture constitutes, as security for the Bonds, a valid direct first mortgage lien on the real estate, property and franchises, subject only to excepted encumbrances as defined therein and except as otherwise expressly stated therein and subject to Michigan Compiled Laws Annotated Section 324.20138, which provides under certain circumstances for the creation of priority liens on property of the Company in favor of the State of Michigan covering reimbursement for any expense incurred in a response activity under the Michigan Environmental Response Act; the Indenture is effective to create the lien intended to be created thereby; and real estate, property or franchises in the State of Michigan, hereafter acquired by the Company, will become subject to the lien of the Indenture, at the time of acquisition, subject to liens existing thereon at the time of acquisition, and subject to excepted encumbrances, and subject to any necessary filing and recording before the intervention of any lien not expressly excepted thereby, and subject to the qualification above with respect to the enforceability of the Indenture.

10.	The issuance and sale of the Bonds in accordance with the terms of the Indenture and the Underwriting Agreement do not violate the provisions of the Restated Articles of Incorporation or the Bylaws of the Company, and will not result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other material agreement or instrument to which the Company is a party.

11.	The Company is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

12.	The Company (i) is a “public utility” and a “subsidiary company” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 1935, as amended, and (ii) is currently exempt from all provisions of the Public Utility Holding Company Act of 1935, as amended, except Section 9(a)(2) thereof.

13.	Nothing has come to my attention that would lead me to believe that the Prospectus (other than (i) the operating statistics, financial statements and schedules contained or incorporated by reference therein (including the notes thereto and the auditors’ reports thereon), (ii) the other financial or statistical information contained or incorporated by reference therein and (iii) the exhibits thereto, as to which I express no opinion), as of its date or at the date hereof, contained or contains an untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

I am a member of the bar of the State of Michigan and I express no opinion as to the laws of any other jurisdiction other than the State of Michigan or the Federal laws of the United States of America. I note that the Underwriting Agreement is stated to be governed by the laws of the State of New York. However, for purposes of rendering this opinion, I have assumed that the Underwriting Agreement is stated to be governed by the laws of the State of Michigan.

This opinion letter is furnished by me, as Special Counsel to the Company, solely for the benefit of you, the addressees of this letter, in connection with the transactions referred to herein and may be relied upon only by you in such capacity. I consent to the reliance on this opinion of Sidley Austin Brown & Wood LLP and Pillsbury Winthrop LLP, in their respective opinions to you of even date herewith pursuant to the Underwriting Agreement. No one may rely upon this letter, nor may you release it or quote from it, nor may you rely upon it in any other capacity or employ it in any transaction other than the transaction discussed herewith.

Very truly yours,

/s/ Robert C. Shrosbree

Robert C. Shrosbree